SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

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☐	Preliminary Proxy Statement

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☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Broadcom Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BROADCOM CORPORATION
5300 California Avenue
Irvine, California 92617-3038

Supplement to Proxy Statement

May 20, 2008

Dear Fellow Shareholder:

This letter supplements our Proxy Statement dated May 2, 2008 and provides updated information with respect to our 2008 Annual Meeting of Shareholders, which will be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, Thursday, June 19, 2008.

After mailing of our Proxy Statement commenced, the Securities and Exchange Commission, referred to as the Commission, filed a civil complaint against Henry Samueli, Ph.D., our Chairman of the Board and Chief Technical Officer, Henry T. Nicholas, Ph.D., our former President and Chief Executive Officer, William J. Ruehle, our former Chief Financial Officer, and David A. Dull, our Senior Vice President, Business Affairs and General Counsel, styled Securities and Exchange Commission v. Henry T. Nicholas III, Henry Samueli, William J. Ruehle, and David Dull, United States District Court for the Central District of California, Civil Action No. SACV 08-539 CJC (RNBx). The complaint alleges that Dr. Samueli, Dr. Nicholas, Mr. Ruehle and Mr. Dull violated the anti-fraud provisions of the federal securities laws, falsified books and records, and caused the company to report false financial results relating to our historical option granting practices. Please refer to the Current Report on Form 8-K filed by Broadcom with the Commission May 20, 2008 for more information concerning the Commission’s suit and certain changes in our executive officers.

On May 14, 2008, Dr. Samueli resigned as a member of our Board of Directors and as Chairman of the Board. The Board has named John E. Major, an independent director since January 2003, to serve as non-executive Chairman of our Board. In light of Dr. Samueli’s resignation as a director and Chairman of the Board, Dr. Samueli, who is listed as one of the director nominees in the Proxy Statement for our 2008 Annual Meeting of Shareholders, will not be standing for election at the Annual Meeting. Recognizing Dr. Samueli’s resignation, on May 14, 2008, the Board set the current number of directors constituting the Board at eight and set the number of directors effective as of the 2008 Annual Meeting at seven. For clarification, the seven nominees for election at the Annual Meeting are: George L. Farinsky; Nancy H. Handel; Eddy W. Hartenstein; John E. Major; Scott A. McGregor; Alan E. Ross; and Robert E. Switz.

As stated in the Proxy Statement, should any nominee become unavailable to serve, the proxies will be voted by the proxy holders for such other person or persons as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board. Since Dr. Samueli will not be standing for election at the Annual Meeting and the Board has not designated a replacement nominee, shares represented by proxies received by Broadcom will be voted as instructed, except that no votes shall be cast for Dr. Samueli. For uninstructed proxies, the proxy holders will vote for each of the remaining seven nominees set forth above.

You should continue to use the proxy card, voting instruction form or email notice with voting instructions previously sent to you with the Proxy Statement for the Annual Meeting. Votes cast for the election of Dr. Samueli will be disregarded and will have no effect. Any shareholder who desires to revoke or change a previously executed proxy, voting instruction form or email proxy may do so in the manner described in the Proxy Statement.

We look forward to seeing you at the meeting.

Sincerely,
Scott A. McGregor
President and Chief Executive Officer